Exhibit 99.3
DIGI INTERNATIONAL INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
On July 27, 2006, Digi International Inc. (Digi) completed the acquisition of MaxStream, Inc. (MaxStream). The unaudited pro forma combined condensed balance sheet as of June 30, 2006 and the combined condensed statements of operations for the nine months ended June 30, 2006 and the year ended September 30, 2005 give effect to the acquisition of MaxStream as if it had occurred on June 30, 2006 for purposes of the combined condensed balance sheet and October 1, 2004 for purposes of the combined condensed statements of operations. The unaudited pro forma information is based on the historical consolidated financial statements of Digi and those of MaxStream, as described in the pro forma financial statements, under the purchase method of accounting and the adjustments as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The pro forma combined condensed balance sheet, statements of operations and accompanying notes are qualified in their entirety and should be read in conjunction with the historical consolidated financial statements of Digi and those of MaxStream.
The pro forma adjustments are based on estimates and assumptions that Digi believes are reasonable. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities at the effective date of the acquisition. This allocation is preliminary, pending the finalization of the fair value of the assets acquired and liabilities assumed.
The purchase agreement includes an escrow provision whereby 10% of the total purchase price of $38.5 million has been deposited to an escrow fund established at Wells Fargo Bank, Minnesota. Cash in the amount of $1.925 million and 165,090 shares of stock are in escrow. These amounts will be held in escrow for a period not to exceed one year from the date of closing to satisfy possible claims that may arise pursuant to specific representation and warranty sections of the merger agreement. The escrowed amounts of cash and stock have been included in the determination of the purchase consideration on the date of acquisition because management believes the outcome of the contingency is determinable beyond a reasonable doubt.
As set forth in the purchase agreement, the merger consideration is to be adjusted for the excess of the Closing Working Capital over the Working Capital Target, as defined further in the agreement. Based on the closing balance sheet of MaxStream as of July 27, 2006, the Closing Working Capital exceeded the Working Capital Target by $0.6 million, and the excess was paid to MaxStream’s former shareholders equally in cash and Digi’s shares, based upon their holdings of MaxStream shares just prior to the merger. The excess working capital calculation resulted in a payment of cash of $0.3 million and the issuance of an additional 25,532 shares of Digi stock. The excess working capital adjustment is included in the accompanying pro forma financial statements.
The pro forma combined condensed financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The pro forma combined condensed financial information is intended for informational purposes only and is not necessarily indicative of the future results of operations of the consolidated company after the acquisition, or of the results of operations of the consolidated company that would have actually occurred had the acquisition been effected as of the dates indicated above.

PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of June 30, 2006
(unaudited)
(in thousands)

	Digi
	International Inc.	MaxStream	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$14,422	$3,610	$(14,826	)(c)	$3,206
Marketable securities	51,442	—	—		51,442
Accounts receivable, net	19,232	960	—		20,192
Inventories	19,090	1,290	130	(a)	20,510
Other	5,419	20	—		5,439

Total current assets	109,605	5,880	(14,696)		100,789

Property, equipment and improvements, net	19,904	285	(99	)(a)	20,090
Identifiable intangible assets, net	21,152	—	10,600	(c)	31,752
Goodwill	38,612	—	27,275	(e)	65,887
Other	1,041	—	—		1,041

Total assets	$190,314	$6,165	$23,080		$219,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Capital lease obligations, current portion	$406	$—	$—		$406
Short-term borrowings	—	—	5,000	(c)	5,000
Accounts payable	5,235	686	—		5,921
Income taxes payable	6,944	245	—		7,189
Accrued expenses:
Compensation	4,223	325	—		4,548
Other	5,172	93	—		5,265
Deferred revenue	293	—	—		293

Total current liabilities	22,273	1,349	5,000		28,622

Capital lease obliations, net of current portion	817	—	—		817
Net deferred tax liabilities	255	58	4,134	(c)	4,447

Total liabilities	23,345	1,407	9,134		33,886

Preferred stock	—	1,500	(1,500	)(b)	—

Stockholders’ equity:					—
Common stock	259	89	(89	)(b)	276
			17	(c)
Additional paid-in capital	141,649	—	20,687	(c)	162,336

Retained earnings	43,994	3,222	(3,222	)(b)	41,994
			(2,000	)(f)
Accumulated other comprehensive income	396	—	—		396
Treasury stock	(19,329)	(53)	53	(b)	(19,329)

Total stockholders’ equity	166,969	3,258	15,446		185,673

Total liabilities and stockholders’ equity	$190,314	$6,165	$23,080		$219,559

See accompanying notes to the pro forma financial information.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the year ended September 30, 2005
(unaudited)
(in thousands, except per share data)

	Digi
	International Inc.	MaxStream	Pro Forma		Pro Forma
	Historical	Historical (1)	Adjustments		Combined
Net sales	$125,198	$10,285			$135,483
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	49,516	4,074			53,590
Amortization of purchased and core technology (2)	4,191	—	950	(g)	5,141

Gross profit	71,491	6,211	(950)		76,752

Operating expenses:
Sales and marketing	26,339	1,855			28,194
Research and development	16,531	1,331			17,862
General and administrative (2)	11,364	1,003	480	(g)	12,847
Acquired in-process research and development	300	—	—	(f)	300

Total operating expenses	54,534	4,189	480		59,203

Operating income	16,957	2,022	(1,430)		17,549

Other income, net	1,026	53	(285	)(h)	139
			(655	)(i)

Income before income taxes	17,983	2,075	(2,370)		17,688

Income tax provision	318	750	(799	)(j)	269

Net income	17,665	1,325	(1,571)		17,419

Net income per share, basic	$0.79				$0.72
Net income per share, diluted	$0.76				$0.70

Weighted average shares, basic	22,450		1,676	(d)	24,126
Weighted average shares, diluted	23,371		1,676	(d)	25,047
See accompanying notes to the pro-forma financial information.

(1)	Amounts represent MaxStream’s condensed statement of operations for the year ended December 31, 2005.

(2)	Amortization of purchased and core technology has been reclassified from general and administrative expense to a separate line item within cost of sales.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the nine months ended June 30, 2006
(unaudited)
(in thousands, except per share data)

	Digi
	International Inc.	MaxStream	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Net sales	$103,616	$10,149			$113,765
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	44,126	4,460			48,586
Amortization of purchased and core technology (1)	3,507	—	$713	(g)	4,220

Gross profit	55,983	5,689	(713)		60,959

Operating expenses:
Sales and marketing	20,830	1,738			22,568
Research and development	15,227	1,043			16,270
General and administrative (1)	10,084	833	360	(g)	11,277

Total operating expenses	46,141	3,614	360		50,115

Operating income (loss)	9,842	2,075	(1,073)		10,844

Other income (expense), net	1,461	53	(214	)(h)	809
			(491	)(i)

Income (loss) before income taxes	11,303	2,128	(1,778)		11,653

Income tax provision (benefit)	3,205	772	(533	)(j)	3,444

Net income (loss)	8,098	1,356	(1,245)		8,209

Net income per share, basic	$0.35				$0.33
Net income per share, diluted	$0.34				$0.32

Weighted average shares, basic	22,968		1,676	(d)	24,644
Weighted average shares, diluted	23,695		1,676	(d)	25,371
See accompanying notes to the pro forma financial information.

(1)	Amortization of purchased and core technology has been reclassified from general and administrative expense to a separate line item within cost of sales.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements (Unaudited)
The unaudited pro forma combined condensed financial statements of Digi have been prepared on the basis of assumptions relating to the allocation of consideration paid to the acquired assets and liabilities of MaxStream based on their estimated fair values at the date of acquisition. The table below sets forth the preliminary purchase price allocation as of the closing balance sheet date of July 27, 2006 (in thousands):

Cash, including cash in escrow, direct acquisition costs and cash portion of working capital adjustment	$14,826
Short-term loan	5,000
Stock, including stock in escrow and stock portion of working capital adjustment	20,704

$40,530

Fair value of net tangible assets acquired	$4,716
Identifiable intangible assets:
Existing purchased and core technology	6,100
Existing customer relationships	3,100
Trade names and trademarks	300
Patent pending / unpatented technology	1,100
In-process research and development	2,000
Goodwill	27,348
Deferred tax liabilities related to identifiable intangibles	(4,134)

$40,530

1. Pro Forma Adjustments:
(a)	Amounts represent adjustments to the carrying values of inventories and property, equipment and improvements, net to their estimated fair values.

(b)	Adjustments reflect the elimination of the existing stockholders’ equity and preferred stock of MaxStream.

(c)	Adjustment represents the purchase consideration and related costs, which includes $14.8 million in cash (of which $1.9 million is in escrow), $5.0 million in short term borrowings, and $20.7 million in stock (of which $2.0 million is in escrow) for net tangible assets acquired of $4.7 million, identifiable intangible assets of $12.6 million (of which $2.0 million represents in-process research and development), goodwill of $27.3 million, offset by deferred tax liabilities on acquired identifiable intangible assets of $4.1 million. The value of the Digi common stock was based on a per share value of $12.35, calculated as the average market price of Digi’s common stock on the day the acquisition was announced and closed and the two business days immediately preceding that date.

(d)	Adjustment reflects the increase in weighted average basic shares and weighted average dilutive shares outstanding for the common stock issued in connection with the acquisition. Pro forma basic earnings per common share for the periods presented were calculated assuming that 1,676,451 shares of Digi common stock issued in connection with the acquisition were issued at the beginning of the period presented, which includes 165,090 shares of stock provided in an escrow agreement that will be issued to MaxStream’s former shareholders after expiration of the one year escrow period, and 25,532 shares of stock issued with respect to the excess working capital adjustment.

(e)	Represents net adjustment to goodwill resulting from adjustments noted in (a) through (c) above. The amount of goodwill in the table above differs from the amount included in the pro forma combined condensed balance sheet as of June 30, 2006 because it was prepared as of July 27, 2006, the date of acquisition.

(f)	Management estimates at the date of acquisition, that $2.0 million of the purchase price represents the fair value of purchased in-process research and development that has not yet reached technological feasibility and will have no alternative future uses. This amount has been expensed as a non tax-deductible charge that is directly attributable to the transaction and therefore is not shown in the pro forma combined condensed statements of operations as provided in Article 11, Reg. 210.11-02 (b)(5) of Regulation S-X, but is shown as a charge to retained earnings in the pro forma combined condensed balance sheet.

(g)	Adjustment represents amortization of acquired identifiable intangibles of MaxStream based on estimated lives ranging from four to ten years. Amortization of acquired intangible assets for purchased and core technology is shown as a separate line item within cost of sales. All other intangibles amortization in included in general and administrative expense. Goodwill amortization is not recorded in accordance with the provisions of Statement of Financial Accounting Standards Board No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.”

The Company has reclassified the amortization of identifiable intangible assets related to purchased and core technology from general and administrative expenses to a separate line item within cost of sales in the accompanying Pro Forma Combined Condensed Statement of Operations for all periods presented.

(h)	Adjustment represents interest expense incurred as a result of short-term borrowings of $5.0 million at an interest rate of 5.70%, the proceeds of which were used to finance the acquisition of MaxStream. The effect of a 1/8% variance in interest rates would have resulted in a change to net income of $4,188 for the year ended September 30, 2005 and $3,375 for the nine months ended June 30, 2006.

(i)	Adjustments represent interest income assumed to be foregone at a weighted-average rate of 4.5% due to the cash paid for the acquisition of MaxStream.

(j)	Adjustments to income tax provision relate to adjustments (g), (h), and (i) assuming a blended U.S. federal and state income tax rate of 33.7% for the year ended September 30, 2005 and 30% for the nine months ended June 30, 2006.